SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Charles Street Trust
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Sample client interaction:

FIDELITY:
“I’m calling regarding a proxy statement we sent in January for your holding in Fidelity Global Balanced Fund.  Can you please confirm whether you have received the proxy statement?

CLIENT:

If client says “No”:

FIDELITY:  “We would be happy to mail the proxy and voting ballot to you.  Is there someone in particular that we should address it to?”  [END CALL AND PASS ALONG THE MAILING DETAILS TO LARRY PATERSON]

If client says “Yes”:

FIDELITY:  “As of the record date, you had a sizeable position in Fidelity Global Balanced Fund.  We’re doing our best to make sure the fund reaches quorum, which requires shareholders to vote their shares and we are calling to ask for your assistance.  We would really appreciate it if you would vote your shares.  If you have your proxy ballot handy you can simply fill it out and mail it.  Or, if it’s easier for you, you can place your votes over the telephone by calling 877-296-4941.”

Possible client questions:

CLIENT:  “What is the proposal for this fund?”

FIDELITY:  “The proposal is to merge your fund with Fidelity Asset Manager 60%”

CLIENT:  “Why are you proposing to merge the funds?”

FIDELITY:  “We believe, and the Board of Trustees unanimously agreed, that the merger is in the best interests of shareholders of each fund. The proposed mergers will permit shareholders of Fidelity Global Balanced Fund to pursue a similar asset allocation strategy in a larger combined fund.”

CLIENT: “What are your plans for the fund if the merger is not approved by shareholders?”

FIDELITY: “If shareholders do not approve the merger, Fidelity will recommend liquidation.”

CLIENT: “When will the funds merge if the merger is approved by shareholders?”

FIDELITY: “If approved, and without any adjournments, we anticipate that the mergers will close in April 2018.”